Exhibit 2.A

Certificate of Amendment

of Articles of Incorporation

The undersigned certify that:

1.	They are the president and the secretary, respectively, of Niihara International, Inc., a California corporation, with California Entity Number 5876865.
2.

Article Shares of the Articles of Incorporation of this corporation is amended to read as follows:

This corporation is authorized to issue only one class of shares of stock.

The total number of shares which this corporation is authorized to issue is 200,000,000 common shares.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.
4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 20,000,000 common shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: January 10, 2024

Yutaka Niihara, President

Yutaka Niihara, Secretary